2024 Variable Compensation Incentive Plan
Purpose and Objective
The 2024 Variable Compensation Incentive Plan (the Plan) incents and rewards for Bank and Individual performance.
Participant Eligibility
Regular team members who do not participate in an individual sales incentive plan or an individual commission plan are eligible to participate in the Plan. Temporary and co-operative team members are ineligible to participate in the Plan. If your hire date is after January 1 of the current plan year, you will be eligible for a pro-rata payout, based on wages earned during the plan year. Team members who leave the Bank and are rehired within the same Plan year, the payout opportunity will include all regular eligible earnings earned in the Plan year.
Target Awards
You will have a target variable compensation opportunity (target percentage), which is a percentage of your eligible regular earnings (base salary) earned in the current plan year.
Determination of Variable Compensation Incentive Payout
You will be assigned to a variable compensation incentive group based upon your position and role at the end of the Plan year. Team members who experience an employment change from one short term incentive plan to another in the middle of the plan year, will have their payout prorated for each plan. Team members will receive credit for the first part of the year under their current cash incentive Plan and receive credit for the second part of the year under their new cash incentive Plan.

The Bank must attain Net Income of $14.3 million (the “trigger”) in the current plan year for payouts to be made. If the trigger is achieved, the Plan payouts will be determined by the precise financial performance achieved in the plan applied to the target to determine the payout. The maximum incentive opportunity to be paid under this plan is 150% of target. The attached addendums outline the specific performance factors.

Timing of Payouts and Plan Payouts
The performance period is January 1 through December 31 of the current plan year. If it is determined that participants will receive a payout under the Plan, payouts will be received on or before March 15, following the plan year.

Payouts will be made in a cash lump sum. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Team Member Individual Performance
Team member’s individual performance will be taken into consideration when determining final payouts under the 2024 Variable Compensation Incentive Plan based on results and impacts.  Team member’s individual performance may be reduced up to 25% of the total Plan payout if a team member is not meeting performance expectations.
Termination of Employment
If a participant retires after the age of 62, passes away or employment ends as result of disability and has been employed for at least three months in the current plan year, the participant or the participant’s beneficiary is eligible to receive a pro-rata payout to be received within 30 days following the end of the quarter of the participant’s death, disability, or retirement. If any of these terminating events take place during quarter four, the payment will be made by March 15 of the following year.

If a Plan participant terminates employment before the payout date, an incentive award will not be paid. Participants must be an active team member of the Bank on the date the Plan incentive is paid to receive the award.

Plan Authorization and Discretion
This Plan was developed based on the Bank’s existing business, market and economic conditions, current services, and staff assignments and is authorized by the Board of Directors and administered by the Compensation and Human Resources Committee. If changes occur that are substantial enough to affect these conditions, services, or assignments, the Compensation and Human Resources Committee may add to, amend, modify, or discontinue any of the terms and conditions of the Plan at any time as it deems appropriate. The Compensation and Human Resources Committee will determine on at least an annual basis, those team members of the Bank that will be eligible to participate in the Plan.

Extraordinary Event
An extraordinary event, such as a windfall, or a federal or state compliance, Community Reinvestment Act (CRA) or safety and soundness rating below satisfactory, or another unusual event, may either positively or negatively impact the Bank’s financial results and conditions. The Compensation and Human Resources Committee will have discretion whether the extraordinary event will impact the payout under the Plan.

Clawback Provision
If the Bank’s reported financial or operating results are determined to be subject to material negative restatement due to material noncompliance with any financial reporting requirement under the securities laws, fraud, or misconduct (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation and Human Resources Committee may require recoupment of full or partial payout made to participants with an officer status of Senior Vice President (SVP) or above.

Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Compensation and Human Resources Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the team member to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the team member would otherwise be entitled will be revoked.

Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank nor will the Plan interfere with the right of the Bank to discharge any participant at any time. The relationship between team members and the Bank is one of at-will employment.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with applicable governmental laws and regulations. Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Addendum: Bankwide Group I

Performance Factor Grid for Participant Scorecard

Performance Factor	Weight	Threshold				Target			Stretch
		0%	25%	50%	75%	100%	125%	150%	200%
Income (1)	60%	31.7	37.0	42.4	47.7	63.0	66.2	69.4	75.7
YTD Average Total Deposits	15%	3,875	3,934	3,992	4,050	4,085	4,120	4,156	4,226
Loan Growth	15%	0	95	190	285	343	400	457	571
Loan Quality (2)	10%	1.03	0.87	0.71	0.55	0.45	0.36	0.26	0.07
(1)    Income is defined as pre-tax income excluding income taxes, variable compensation plan expense, the provision for credit losses, the change in market value of equity securities (bank portfolio), gains and losses on sales of bonds, and any other non-recurring or non-core operating income or expense such as but not limited to gains or losses on other real estate owned, derivatives and bank owned life insurance.
(2)    Loan Quality is defined as the non-performing assets to total loan ratio at year end plus the annual net charge-off to average total loans ratio.

Scorecard Adjustor for the Provision for Credit Losses:
A favorable or unfavorable variance to budget for the Provision for Credit Losses expense will be applied to the Income performance factor at 50% of the variance.  For example, if the Provision for Credit Losses is favorable or unfavorable to budget by $1.0 million, the Income performance factor results would be increased or decreased by $500 thousand.

Scorecard Calculation Information:
The scorecard will be calculated using a precise payout level based on actual performance between levels.  For example, if the Bank’s unadjusted Income result is $50.0M and the Provision for Credit Losses is $1.0M favorable to budget, the final Income result will be adjusted to $50.5M ($50.00M + 50% x $1.00M) and the Income performance metric would be adjusted to 80%.   If the Provision for Credit Losses is $2.00M unfavorable to budget, the final Income result will be adjusted to $49.0M ($50.0M – 50% x $2.0M) and the Income performance metric would be adjusted to 77%.